U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 30, 2006

SULPHCO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27599	88-0224817
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

850 Spice Islands Drive, Sparks, NV 89431
(Address of principal executive offices)

(775)-829-1310
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 30, 2006, SulphCo, Inc. (“Company”) entered into a 2nd loan extension and modification agreement with Dr. Rudolf W. Gunnerman, the Company’s Chief Executive Officer and Chairman of the Board, and his wife, Doris Gunnerman (collectively referred to as the “Lender”). The 2nd loan extension and modification agreement pertains to a note that has a principal amount of $500,000 and was renewed at 8% per annum with interest payable quarterly and principal due at December 30, 2006. As of December 30, 2005, $500,000 remained outstanding under this note. The 2nd loan extension and modification agreement also provides for prepayment by the Company upon demand by the Lender.

The loan was originally obtained by the Company on December 30, 2003 in the form of a $500,000 promissory note to Lender (attached as Exhibit 99.2), of which $250,000 was advanced by the Lender on December 30, 2003 and the remaining $250,000 was advanced on March 22, 2004. The note was originally due on December 30, 2004, and required the payment to the Lender, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Lender valued at $0.37 per share, or $74,000, as prepaid interest through December 30, 2004 in lieu of a cash interest payment for the loan of $500,000. The calculated percentage interest accrual was 18.5% per annum. As of December 10, 2004, $500,000 remained outstanding under the note. On December 30, 2004, the note was renewed at 8% per annum with the interest payable quarterly and principal due at December 30, 2005. The first extension agreement also provided for mandatory prepayments from revenues the Company received from the sale of its products or the licensing of its technology or otherwise, and from the amount of unrestricted loan or equity financings that were received.

Item 9.01.  Exhibits

99.1	2nd Loan Extension and Modification Agreement by and between SulphCo, Inc. and Dr. Rudolf W. Gunnerman and Doris Gunnerman entered into on January 30, 2006.
99.2	$500,000 Promissory Note in Favor of Dr. Gunnerman and Doris Gunnerman issued by SulphCo, Inc. and dated December 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SULPHCO, INC. (Registrant)

Date: January 31, 2006	By:	/s/ Loren J. Kalmen

Loren J. Kalmen Vice President of Finance and Chief Financial Officer